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                                                                   EXHIBIT 10.44


                           SOUTHERN FOODS GROUP, L.P.
                       1998 UNIT APPRECIATION RIGHTS PLAN

         1. PURPOSES. The purposes of this Southern Foods Group, L.P. 1998 Unit Appreciation Rights Plan (the "GUARP") are to provide incentives and rewards to certain key executive and other management employees of Southern Foods Group, L.P. (the "Partnership") who materially contribute or are expected to materially contribute to the growth and profitability of the Partnership, and also to assist the Partnership in attracting and retaining employees with the ability to make such contributions.

         2. DEFINITIONS.  As used in the UARP:

                  (a) "AWARD" means a particular award of UARs on a particular Grant Date to a particular Participant.

                  (b) "REPRESENTATIVE COMMITTEE" means the Representative Committee of the General Partner of the Partnership.

                  (c) "CHANGE IN CONTROL" means (i) if at any time Dairy Farmers of America, Inc. and Mr. Pete Schenkel either individually or together shall cease to own or control, directly or indirectly, beneficially or of record, at least 51% of the aggregate voting equity ownership of the Partnership or the General Partner of the Partnership or (b) if at any time Mr. Pete Schenkel fails to own any of the aggregate voting equity ownership of the Partnership or the General partner of the Partnership.

                  (d) "COMMITTEE" means the committee appointed by the Representative Committee to (i) select the key executive or other management employees who are to receive Awards, (ii) grant Awards, and (iii) otherwise administer the UARP. Until changed by the Representative Committee, the Committee shall be comprised of Pete Schenkel, President and Chief Executive Officer of the Partnership, and Patrick K. Ford, Chief Financial Officer of the Partnership.

                  (e) "DEEMED VALUE PER UNIT" means the Total Equity Value divided by Total Deemed Units.

                  (f) "DETERMINATION PERIOD" means the latest rolling twelve month period ending as of the Grant Determination Date or the Exercise Determination Date.

                  (g) "EBITDA" means, for any Determination Period, the Partnership's consolidated net income determined in accordance with generally accepted accounting principles ("GAAP"), plus (i) consolidated interest expense,
(ii) consolidated federal, state, local and foreign income tax expense, (iii) all depreciation and amortization of assets (including goodwill and other intangible assets), (iv) all other non-cash charges which do not represent future cash disbursements by the Partnership, and (v) extraordinary gains and losses as determined under generally accepted



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accounting principles, but in the case of each of items (i) through (v), only to the extent such items were included in the determination of the Partnership's consolidated net income; provided, however, that in the event significant acquisition(s) or disposition(s) of assets occurred during the Determination Period, EBITDA will be calculated on a pro forma basis consistent with the rules and regulations established by the Securities and Exchange Commission ("SEC"). The Committee in its sole discretion will determine whether any acquisitions or dispositions are significant; provided, however, that acquisitions or dispositions meeting SEC reporting requirements will be considered significant.

                  (h) "EXERCISE DATE" means the date as of which any vested UARs are exercised, or deemed to be exercised, by a Participant.

                  (i) "EXERCISE DETERMINATION DATE" means the date as of which the Deemed Value per Unit will be calculated based upon the Exercise Date. Except in the cases of a Change in Control or an IPO causing value to be determined under Section 10(a) or 10(b), respectively, the Exercise Determination Date for any Award of UARs shall be the last day of the fiscal quarter that ended immediately preceding the Exercise Date. In the case of a Change in Control causing value to be determined under Section 10(a), the Exercise Determination Date shall be the date of the Change in Control as determined by the Committee. In the case of an IPO causing value to be determined under Section 10(b), the Exercise Determination Date shall be the next date on which the Partnership's common equity interests are actively traded on a domestic securities exchange following the Exercise Date.

                  (j) "EXERCISE VALUE PER UNIT" means the Deemed Value per Unit determined at the Exercise Determination Date.

                  (k) "GRANT DATE" means the date as of which an Award is made, as specified by the Committee at the time of the Award.

                  (l) "GRANT DETERMINATION DATE" means the date as of which the Deemed Value per Unit will be calculated based upon the Grant Date. The Grant Determination Date for any Award of UARs shall be the last day of the fiscal quarter that ended immediately preceding the Grant Date.

                  (m) "GRANT VALUE PER UNIT" means the Deemed Value per Unit determined at the Grant Determination Date.

                  (n) "PARTICIPANT" means a key executive or other management employee of the Partnership to whom the Committee grants an Award.

                  (o) "PREFERRED INTERESTS VALUE" means the total value of all preferred equity interests in the Partnership calculated as follows: (i) in the event of the sale of any preferred interests, the sales value of the preferred interests sold divided by the percent of value of the preferred interests sold to the total value of all preferred interests, or (ii) otherwise, as the liquidation value of all preferred interests outstanding determined in accordance with the Partnership Agreement.



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                  (p) "SPREAD" means an amount equal to the Exercise Value per
Unit minus the Grant Value per Unit times the number of Units exercised.

                  (q) "TOTAL DEEMED UNITS" means 2.5 million units, representing the hypothetical ownership of all common and preferred equity interests of the Partnership.

                  (r) "TOTAL EQUITY VALUE" means the calculated value of the Total Deemed Units in accordance with Section 10 of this UARP.

                  (s) "UAR" means a Unit Appreciation Right under this UARP.

                  (t) "UAR AGREEMENT" means a written agreement to be entered into between the Partnership and a Participant at the time an Award is granted setting forth the specific terms of the Participant's Award, and setting forth such other terms and conditions, consistent with the UARP, as the Committee may approve.

                  (u) "UNIT" means a hypothetical ownership interest in the Partnership, determined as if all of the Partnership's ownership interests consisted of a single class of 2.5 million Units.

         3. EFFECTIVE DATE. The Plan shall become effective upon approval by the Representative Committee.

         4. ELIGIBILITY AND PARTICIPATION. Participants shall be selected by the Committee in its complete discretion from among those of the Partnership's key executive and other management employees who, in the Committee's judgment, materially contribute or are expected to materially contribute to the growth and profitability of the Partnership's business.

         5. UARS AVAILABLE UNDER UARP. The aggregate number of exercised and outstanding unexercised UARs shall not exceed 100,000 UAR. Forfeited UARs do not count against the 100,000 UAR limit, and may be granted again after forfeiture.

         6. AWARDS OF UARS. The Committee may grant Awards at any time after the UARP becomes effective. A UAR shall be the right of the Participant to receive from the Partnership, upon the UAR's exercise, an amount of cash equal to the UAR's Spread. A Participant may receive as many Awards, and at such time or times, as may be determined by the Committee in its complete discretion.

         7. EXERCISES OF UARS.

                  (a) Prior to termination of employment, a Participant may not exercise any UARs covered by any Award until he or she is at least 60% vested in the Award. Once a Participant is 60% vested in an Award, the Participant may elect at any time to exercise all or any portion of the vested UARs covered by the Award by providing a written notice to the Partnership that identifies the Award and the number of vested UARs that the Participant is exercising. Any such exercise shall be deemed to occur as of the date when the Participant 's written notice of exercise is delivered to the



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Partnership. If a Participant elects to exercise less than all of the vested
UARs covered by an Award, the remaining vested UARs may be exercised at any time, unless they are called or forfeited as provided in other provisions of the UARP.

                  (b) Upon a Participant's death or termination of employment with the Partnership (other than termination for cause, as hereinafter defined), the unexercised vested UARs covered by any Award to the Participant shall be deemed to have been exercised by the Participant as of the date of the Participant's death or termination of employment. In the event a Participant's employment terminates by reason of the Participant's death, the Spread otherwise payable to the Participant on account of such deemed exercise shall be paid to the Participant's estate. Nonvested UARs shall become permanently unexercisable upon a Participant's death or termination of employment for any reason (including disability) and shall be forfeited.

                  (c) Promptly following a Participant's exercise of UARs, the Committee shall determine the Spread with respect to such UARs and direct the Partnership to pay the amount of the Spread to the Participant in cash within sixty (60) days following the Exercise Date, subject to such other terms and conditions of the UARP as may be applicable.

                  (d) Notwithstanding any other provision of the UARP regarding the payment of Spread, any portion of the Spread (up to 100%) with respect to any UARs exercised or deemed exercised at any time after the 60th day preceding the date as of which any common equity interests in the Partnership become publicly traded on any national securities exchange or in the over-the-counter market, may, in the Representative Committee's sole discretion, be paid, instead of in cash, in the form of an amount of publicly traded common equity interests the fair market value of which, as determined as of the close of trading in such common equity interests on the last trading day preceding the date of payment, shall be equal to the amount of such Spread.

                  (e) This Section 7 provides the exclusive means under which Participants shall be entitled to payment with respect to UARs.

         8. VESTING OF UARS.

                  (a) Except as provided in Section 8(b) below, UARs covered by an Award shall become exercisable (that is, shall "vest") according to the following schedule. UARs that have not yet vested according to the following schedule are not exercisable, and UARs that never vest according to the following schedule shall never be exercisable. A Participant shall as of an Award's Grant Date be 0% vested in all of the UARs covered by the Award and thereafter shall vest in such UARs as follows:



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
         If the Participant                          then the Participant's vested
         remains employed by the                     percentage shall on, but not at any
         Partnership continuously through            time before, such anniversary increase to
         --------------------------------            -----------------------------------------
         the first anniversary of the                20% of the number of UARs
         Grant Date of the Award,                    originally covered by the Award

         the second anniversary of the               an additional 20% of the number of UARs
         Grant Date of the Award,                    originally covered by the Award

         the third anniversary of the                an additional 20% of the number of UARs
         Grant Date of the Award,                    originally covered by the Award, at which
                                                     time the Participant shall be 60% vested in
                                                     the UARs covered by the Award, and
                                                     thereafter the Participant may begin
                                                     exercising the UARs that have vested under
                                                     the Award

         the fourth anniversary of the               an additional 20% of the number of UARs
         Grant Date of the Award,                    originally covered by the Award

         the fifth anniversary of the                the remaining 20% of the number of UARs
         Grant Date of the Award,                    originally covered by the Award

                  (b) All of a Participant's nonvested UARs shall immediately become fully exercisable (that is, shall become 100% vested) in the event of a Change in Control.

         9. FORFEITURE OF ALL UARS, VESTED AND NONVESTED, UPON TERMINATION FOR CAUSE; FORFEITURE OF SPREAD WITH RESPECT TO UARS EXERCISED DURING 60-DAY PERIOD PRECEDING TERMINATION FOR CAUSE. In the event a Participant's employment with the Partnership terminates for cause, all UARs of such Participant, whether or not previously vested under the vesting schedule contained in Section 8, shall become permanently unexercisable, and shall be forfeited. In addition, if the Participant exercised any UARs within the 60 day period immediately preceding the date on which his or her employment is terminated for cause, he or she shall forfeit the Spread he or she was due to be paid by the Partnership with respect to such exercise. A termination of employment with the Partnership shall be for cause if it is because of the Participant's (i) conviction of, or plea of guilty or nolo contendere to, a felony or misdemeanor involving fraud, embezzlement, theft, or dishonesty or other criminal conduct; (ii) commission of an act of fraud upon, or an act materially evidencing bad faith or dishonesty toward, the Partnership; (iii) willful misconduct toward the Partnership; (iv) habitual neglect of duties to the Partnership or failure to perform any substantial obligation of employment with the Partnership that is not remedied within 30 days after written notice; or (v) absence from any duties of his or her employment by the Partnership for more than five consecutive days without the Participant's supervisor's consent for a reason other than jury duty or a similar obligation, injury, illness, or vacation.



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         10. VALUATION OF UARS.

                  (a) In the event any exercise of UARs occurs within the period of time beginning 59 days before a Change in Control and ending six months after the Change in Control, Total Equity Value will be calculated as (i) the sales value of common equity sold divided by the percent of common equity sold to total common equity, plus (ii) the Preferred Interests Value; provided however, that the value determined in this Section 10(a) will not be less than the value determined in Section 10(c).

                  (b) In the event an exercise of UARs occurs within the period of time beginning 59 days before an initial public offering of common equity interests in the Company (an "IPO"), and for so long as the Company shall have equity interests outstanding that are actively traded on a domestic securities exchange or in the over-the-counter market, the Total Equity Value will be calculated as (i) the fair market value of all publicly traded common equity interests divided by the percent of publicly traded common equity interests to total common equity interests of the Company, plus (ii) the Preferred Interests Value; provided, however, that in the case of an exercise of UARs occurring within the period of time beginning on the 59th day before the day on which the IPO occurs and ending on the 60th day following the day on which the IPO occurs, the value determined in this Section 10(b) shall not be less than the value determined in Section 10(c).

                  (c) In the event that Sections 10(a) or 10(b) above are not applicable, the Total Equity Value will be calculated as (i) EBITDA multiplied by 8, minus (ii) the sum of all long-term indebtedness of the Company, including any current portions thereof.

                  (d) In its sole discretion, the Committee may determine the value of UARs by any method determined by it in good faith to more accurately reflect changes in value of the Partnership than the method set forth in Section 10.2(c) provided, however, that as of any Exercise Date the Deemed Value per Unit of any unexercised UARs covered by an Award made before the effective date of any change in the method of valuation (which effective date may not be before the date on which the Committee issues a notification to Participants generally of the change, whether or not such notice is received by all Participants before the effective date of the change) may never be less than the lesser of (i) the Deemed Value per Unit of such UARs determined under the valuation method in
Section 10.2(c), as if the effective date of the change were an Exercise Date, or (ii) such UARs' Deemed Value per Unit as determined under the valuation method set forth in Section 10.2(c) at the time of actual exercise.

         11. ADMINISTRATION.

                  (a) The UARP shall be administered by the Committee. Any vacancy occurring in the Committee (by death, resignation, retirement, expansion or otherwise) shall be filled by designation of the replacement member or members by the Representative Committee.

                  (b) The Committee shall have full and complete authority, in its complete discretion, to (i) select the key executives or other management employees of the Partnership who shall be Participants and (ii) determine the number of UARs to be awarded to any Participant.



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Subject to the express provisions of the UARP, the Committee shall also have complete authority and discretion to interpret the UARP, to prescribe, amend, and rescind rules and regulations regarding the UARP, and to make all other determinations necessary or advisable for the administration of the UARP.

                  (c) Each determination, interpretation, or other action made or taken by the Committee pursuant to the provisions of the UARP shall be final, binding, and conclusive for all purposes upon all Participants and any and all persons or entities claiming under or through any Participant.

         12. NATURE OF UARS. A UAR is only a hypothetical financial interest used to determine the amount of spread to be paid to Participants as provided in the UARP. UARs shall not confer on a Participant any of the rights or obligations of a partner, nor shall they constitute interests in a trust or fund of any kind. Each Participant's rights hereunder are no more than rights to receive cash payments under certain circumstances, as herein provided.

         13. NO IMPAIRMENT OF CONTRACTS OR VIOLATION OF LOAN COVENANTS. Neither the existence of the UARP nor the award of UARs shall impair the right of the Partnership or its partners to, among other things, conduct, make, or effect any change in the Partnership's business, any issuance of debt obligations or other securities by the Partnership, any grant of options with respect to an interest in the Partnership, or any adjustment, recapitalization or other change in the ownership interests of the Partnership (including, without limitation, any distribution, subdivision, or combination of limited partnership interests), or any incorporation of the Partnership, provided that any such action is not in violation of the Partnership Agreement. If any payment of Spread otherwise due to a Participant with respect to an exercise of UARs would violate the terms or conditions of any agreement between the Partnership and a creditor of the Partnership or any other third party, including an agreement entered into after the Grant Date (but not after the Exercise Date) of the Award covering such exercised UARs, payment of such Spread shall be deferred and bear interest at 6% compounded monthly, and thereafter as much of any such deferred Spread as may be paid by the Partnership without violating the terms or conditions of any agreement between the Partnership and any creditor of the Partnership or any other third party shall be paid as soon as such payment shall not violate any such agreement; provided, however, that in lieu of deferring the payment of such Spread, the Participant shall be permitted to rescind the exercise of the UARs that gave rise to the obligation to pay such Spread if the Participant gives written notice to the Committee of such rescission within 14 days of being notified of the requirement to defer the payment of such Spread.

         14. CALL RIGHTS. The Representative Committee may, in its complete discretion, call any unexercised vested or nonvested UARs of any Participant without prior notice to, or consent of, the Participant and with or without calling any unexercised UARs of any other Participant. Upon such call, the Participant shall, subject to the generally applicable terms and conditions of the UARP, be paid the Spread with respect to the Participant's UARs so called, whether vested or nonvested, determined as if any nonvested UARs so called were vested and as if the Participant had elected to exercise such UARs on the date notice of such call was given to the Participant.



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         15. AMENDMENT AND TERMINATION. The Representative Committee may amend or terminate the UARP at any time in any respect it deems advisable, provided that, except as otherwise specifically provided in the UARP, no such action of the Representative Committee (other than a call of a Participant's UARs pursuant to Section 14, or a change in valuation method pursuant to Section 10) may in any manner adversely affect any UARs which have been previously awarded under the UARP without the consent of the affected Participant.

         16. WITHHOLDING OF TAX. It is anticipated that payments under the UARP by the Partnership will be considered payments of bonus wages for federal and state income tax purposes. The Partnership shall deduct and withhold from all payments of Spread all federal, state, and local taxes imposed on the Participant or other recipient of such payments required by law to be withheld from such payments.

         17. SUBSIDIARIES OF PARTNERSHIP. For purposes of the UARP, employment by a subsidiary of the Partnership shall be deemed to be employment by the Partnership, and, unless the context otherwise requires, the term Partnership as used herein shall include the Partnership and each of its subsidiaries. A "subsidiary" of the Partnership shall for this purpose be any corporation or other entity of which the Partnership and/or its subsidiaries (a) have sufficient voting power (not depending on the occurrence of any contingency) to elect at least a majority of its board of directors or other governing body, or
(b) otherwise have the power to direct or cause the direction of its management and policies.

         18. RIGHT TO TERMINATE EMPLOYMENT. Nothing contained in the UARP or any Award shall confer upon a Participant a right to continue to be employed by the Partnership, nor shall a Participant's participation in the UARP interfere in any way with the Partnership's right to terminate the Participant's employment at any time, with or without cause.

         19. COMPLIANCE WITH OTHER LAWS AND REGULATIONS. The UARP and its Participants shall be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any government or regulatory agency as may be required.

         20. HEADINGS. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of the UARP.

         21. RULES OF CONSTRUCTION. Whenever the context so requires, the use of the masculine gender shall be deemed to include the feminine and vice versa, and the use of the singular shall be deemed to include the plural and vice versa.

         22. APPLICABLE LAW. As a plan of incentive compensation that does not systematically defer the receipt of compensation until the termination of covered employment or beyond, and that is not designed to provide retirement income, it is not intended or anticipated that the UARP shall be subject to the Employee Retirement Income Security Act of 1974, as amended. To the extent that federal laws do not otherwise control, the UARP shall be governed by and construed in accordance with the internal laws of the State of Texas.



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         23. SURVIVAL OF PARTNERSHIP'S OBLIGATIONS. If the Partnership shall not be the surviving or resulting entity in any incorporation, merger, consolidation, or other reorganization (including a reorganization in which the Partnership's owners receive securities of another entity), the rights and obligations of the Partnership under the UARP shall survive and become rights and obligations of the surviving entity. The Committee shall make such appropriate determinations and adjustments as it deems necessary so as substantially to preserve the rights and benefits, both as to number of UARs and otherwise, of Participants.

         24. NONTRANSFERABILITY. Except by the laws of descent and distribution, UARs shall not be subject to alienation, assignment, transfer, pledge, or hypothecation by a Participant, nor shall they be subject to attachment or other legal process of whatever nature, and any attempted alienation, assignment, attachment, transfer, pledge, or hypothecation shall be void and of no effect.



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                                    APPENDIX


         The key executive or other management employees of the Partnership whom the Committee has designated as Participants eligible to receive UARs under the UARP as of the UARP's Effective Date are:


                  Mr. Rick Beaman

                  Mr. Patrick J. Boyle

                  Mr. Steve Brewer

                  Mr. Patrick Ford

                  Mr. Dan Killingsworth

                  Mr. Mike Northrup

                  Mr. Shawn Pinon

                  Mr. Ernest Winfrey